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                                                                    EXHIBIT 4.15


                          AMCAST INDUSTRIAL CORPORATION




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                       FIRST AMENDMENT AND LIMITED WAIVER
                          Dated as of December 31, 1997



                                       to



                                 NOTE AGREEMENTS
                          Dated as of November 1, 1995


                    ---------------------------------------



                       Re: $50,000,000 7.09% Senior Notes,
                              Due November 7, 2005












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                  FIRST AMENDMENT AND LIMITED WAIVER AGREEMENT

         THIS FIRST AMENDMENT AND LIMITED WAIVER AGREEMENT dated as of December 31, 1997 (the or this "Agreement"), to the Note Agreements, each dated as of November 1, 1995, is between AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), and each of the institutions which is a signatory to this Agreement (collectively, the "Noteholders"). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Note Agreements referred to below.


                                    RECITALS:

         A. The Company and each of the Noteholders have heretofore entered into separate and several Note Agreements, each dated as of November 1, 1995 (collectively, the "Note Agreements"), pursuant to which the Company has heretofore issued its 7.09% Senior Notes, due November 7, 2005, in the aggregate principal amount of $50,000,000 (the "Notes"). The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

         B. The Company has entered into that certain Credit Agreement dated as of August 14, 1997 (the "Credit Agreement"), with the banking institutions named therein (the "Banks") and Keybank National Association, as Agent (the "Agent"), pursuant to which the Banks have made available to the Company up to $200,000,000 aggregate principal amount in revolving credit facilities, which facilities have been guaranteed by certain Subsidiaries of the Company.

         C. Concurrently with the execution and delivery of the Credit Agreement and the guaranties of Subsidiaries given in connection therewith, and as a condition to the necessary consent of the Noteholders to the execution and delivery by the Company and its Subsidiaries of the same, the Company has heretofore caused to be executed and delivered certain guaranties of Subsidiaries in favor of the Noteholders (the "Subsidiary Guaranties") substantially in the form delivered in favor of the Banks in connection with the Credit Agreement.

         D. The Company and the Noteholders now desire to amend the Note Agreements in the respects, but only in the respects, hereinafter set forth in order to reflect certain agreements between the Company and the Noteholders arising in connection with the consummation of the Credit Agreement and the execution and delivery of the Subsidiary Guaranties.

         E. All requirements of law have been fully complied with and all other acts and things necessary to make this Agreement a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

         NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section
4.1 hereof, and in consideration of good



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and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.        AMENDMENTS.

         Section 1.1. Section 5.6 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "Section 5.6. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than (a) $90,000,000 plus (b) 25% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending August 31, 1995 through August 31, 1997 plus (c) 50% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after August 31, 1997; provided that notwithstanding that Consolidated Net Earnings for any such elapsed fiscal year may be a deficit figure, no reductions as a result thereof shall be made in the sum to be maintained pursuant hereto."

         Section 1.2. Section 5.7 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "Section 5.7. Maintenance of Consolidated Indebtedness. The Company will not at any time permit Consolidated Indebtedness to exceed the percentage of Consolidated Total Capitalization set forth below during each of the periods indicated:

                                                 PERCENTAGE OF CONSOLIDATED
                           PERIOD                    TOTAL CAPITALIZATION

                  September 1, 1997
                       through August 31, 1998              65%

                  September 1, 1998
                       through August 31, 1999              63%

                  September 1, 1999
                       and thereafter                       60%"

         Section 1.3. Section 5.8(a)(2) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "(2) additional Consolidated Priority Indebtedness of the Company and its Subsidiaries incurred after the Closing Date; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                           (i) no Default or Event of Default would exist; and

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                           (ii) Consolidated Priority Indebtedness would not
                  exceed an amount equal to:

                                    (A) 30% of Consolidated Net Worth in the
                           case of any determination made on or prior to August 31, 1999; and

                                    (B) 25% of Consolidated Net Worth in the
                           case of any determination made after August 31, 1999."

         Section 1.4. The following shall be added as a new Section 5.16 of the Note Agreements:

                  "Section 5.16. Additional Security, Collateral and Guaranties.
         (a) If at any time, pursuant to the terms and conditions of the Credit Agreement, the Company or any existing or newly acquired or formed Subsidiary shall pledge, grant, assign or convey to the Bank Lenders, or any one or more of them, any security or collateral of any kind, then the Company or such Subsidiary shall grant to the holders of the Notes the same security or collateral so that the holders of the Notes shall at all times be secured on an equal and pro rata basis with the Bank Lenders, and the Company shall deliver, or shall cause to be delivered, to the holders of the Notes (i) all such certificates, resolutions, legal opinions and other related items in substantially the same forms as those delivered to and accepted by the Bank Lenders and (ii) all such amendments to this Agreement as may reasonably be deemed necessary by the holders of the Notes in order to reflect the existence of such additional security or collateral.

                  (b) If at any time, pursuant to the terms and conditions of the Credit Agreement, any existing or newly acquired or formed Subsidiary grants to any one or more of the Bank Lenders a guarantee of obligations owing to such Bank Lender (whether pursuant to the Credit Agreement or otherwise), the Company shall cause such Subsidiary to execute and deliver to the holders of the Notes a Guaranty in substantially the same form as the Guaranty delivered to the Bank Lenders, or any one or more of them, and the Company shall deliver, or shall cause to be delivered, to the holders of the Notes (i) all such certificates, resolutions, legal opinions and other related items in substantially the same forms as those delivered to and accepted by the Bank Lenders and (ii) all such amendments to this Agreement as may reasonably be deemed necessary by the holders of the Notes in order to reflect the existence of such Guaranty of the Notes."

         Section 1.5 Subparagraph (1) of Section 6.1 of the Note Agreements shall be and is hereby amended by deleting the period at the end thereof and replacing it with a semicolon and by adding the word "or" thereafter.

         Section 1.6. The following shall be added as a new subparagraph (m) to
Section 6.1 of the Note Agreements:

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                           "(m) Any Subsidiary Guaranty shall cease to be in
                  full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that such Subsidiary Guaranty is invalid, void or unenforceable or such Subsidiary shall contest or deny in writing the validity or enforceability of any of its obligations under the Subsidiary Guaranty."

         Section 1.7. The following shall be added as new definitions in alphabetical order to Section 8.1 of the Note Agreements:

                  "'ACT' shall mean Amcast Casting Technologies, Inc., an Indiana corporation and Subsidiary of the Company."

                  "'Bank Lenders' shall mean Keybank National Association and each other bank or financial institution which is now, or hereafter becomes, a lender under the Credit Agreement."

                  "'Credit Agreement' shall mean that certain Credit Agreement dated as of August 14, 1997, by and among the Company, the banking institutions named therein and Keybank National Association, as Agent, as in effect from time to time, including any extension, renewal, refunding or replacement thereof."

                  "'CTC' shall mean Casting Technologies Company, an Indiana general partnership, the general partners of which are ACT and Izumi Industries, Inc., a Delaware corporation."

                  "'CTC Revolving Credit Agreement' shall mean that certain Revolving Credit Agreement dated July, 1995, by and between CTC, as borrower, and NBD Bank and Asahi Bank, as lenders, as amended, modified or supplemented from time to time."

                  "'Preferred Stock' shall mean, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation."

                  "'Subsidiary Guaranty' shall mean those certain Guaranties of Payment of Debt, each dated as of August 15, 1997, executed and delivered by AS International, Inc., Elkhart Products Corporation, Wheeltek Inc. and Amcast Investment Services Corporation in favor of the holders of the Notes and each additional Guaranty of any Subsidiary executed and delivered pursuant to the requirements of Section 5.16(b) or otherwise."

         Section 1.8. The definition of "Consolidated Priority Indebtedness" is hereby deleted in its entirety and replaced with the following:

                  "'Consolidated Priority Indebtedness' shall mean the sum of
         (a) Indebtedness of the Company secured by any Lien other than Liens permitted by Sections 5.9(a)(1)

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         through (8), plus (b) all Indebtedness of the Company's Subsidiaries, provided that, for so long as the cumulative investment of the Company and any of its Subsidiaries in ACT and CTC, measured from the date of acquisition of ACT to the date of any determination hereunder, does not exceed the sum of (i) $25,000,000 plus (ii) an amount equal to investments made by the Company in ACT and CTC after February 1, 1998 which increase the Company's or ACT's ownership interest in CTC above 60%, the Company shall be permitted to exclude from Consolidated Priority Indebtedness an amount equal to the lesser of (y) $15,000,000 or (z) 60% of the Indebtedness outstanding under the CTC Revolving Credit Agreement."

SECTION 2.        LIMITED WAIVER.

         Section 2.1. By execution of this Agreement, the Noteholders hereby waive any Default or Event of Default under Section 5.8 of the Note Agreements caused solely by the existence of Consolidated Priority Indebtedness consisting of Indebtedness of Speedline S.p.A. which existed at the time Speedline S.p.A. was acquired by the Company. The waiver provided for in this Section 2 shall be effective from the date hereof through and including December 31, 1997, at which time such waiver shall terminate.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3.1. To induce the Noteholders to execute and deliver this Agreement, the Company represents and warrants (which representations shall survive the execution and delivery of this Agreement) to the Noteholders that:

                  (a) this Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (b) the Note Agreements, as amended by this Agreement, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (c) the execution, delivery and performance by the Company of this Agreement (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material

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         indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(c), other than any violation, breach or default which individually or in the aggregate could not reasonably be expected to have a material adverse effect; and

                  (d) as of the date hereof and after giving effect to this Agreement, no Default or Event of Default has occurred which is continuing.

SECTION 4.        CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT.

         Section 4.1. This Agreement shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

                  (a) executed counterparts of this Agreement, duly executed by the Company and the holders of at least 66-2/3% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

                  (b) copies of the final executed form of the Credit Agreement among the Company, the Banks and the Agent, shall have been delivered to the Noteholders together with copies of each of the Guaranties delivered by the Subsidiaries in connection therewith, which Credit Agreement and Guaranties shall be in form and substance satisfactory to the Noteholders; and

                  (c) the representations and warranties of the Company set forth in Section 3 hereof are true and correct on and with respect to the date hereof and a certificate of a Responsible Officer certifying the same shall have been delivered to the Noteholders.

Upon receipt of all of the foregoing, this Agreement shall become effective. Delivery of this Agreement to the Company, duly executed by the holders of at least 66-2/3% of the outstanding principal amount of the Notes, shall acknowledge satisfaction of the foregoing conditions.

SECTION 5.        PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

         Section 5.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Agreement.

SECTION 6.        MISCELLANEOUS.

         Section 6.1. This Agreement shall be construed in connection with and as part of each of the Note Agreements, and except as modified and expressly amended by this


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Agreement, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

         Section 6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Agreements without making specific reference to this Agreement but nevertheless all such references shall include this Agreement unless the context otherwise requires.

         Section 6.3. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 6.4. This Agreement shall be governed by and construed in accordance with Ohio law.





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         Section 6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.


                                       AMCAST INDUSTRIAL CORPORATION

                                       By: /s/ John H. Shuey
                                          --------------------------------------
                                                  Its Chairman, President and
                                                  Chief Executive Officer







FIRST AMENDMENT AND LIMITED WAIVER
      (1995 NOTE AGREEMENTS)


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Accepted and agreed to as of the date first written above:

                                       THE NORTHWESTERN MUTUAL LIFE
                                            INSURANCE COMPANY

                                       By: /s/ Jerome R. Baier
                                          --------------------------------------
                                            Jerome R. Baier
                                            Its Vice President

                                       PRINCIPAL MUTUAL LIFE INSURANCE
                                            COMPANY

                                       By: /s/ Sarah J. Pitts
                                          --------------------------------------
                                            Sarah J. Pitts
                                            Its Counsel

                                       By: /s/ Daniel J. Garrett
                                          --------------------------------------
                                            Daniel J. Garrett
                                            Its Assistant Director
                                            Securities Investment



First Amendment